UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

NEWPARK RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2700 Research Forest Drive, Suite 100
The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2014, Newpark Resources, Inc. (“Newpark”) executed a Membership Interests Purchase Agreement (the “Purchase Agreement”) by among Newpark, Newpark Drilling Fluids LLC (“Newpark DFI,” and together with Newpark, the “Newpark Parties”) and ecoserv, LLC (“Purchaser”).

Pursuant to the terms and conditions of the Purchase Agreement, the Newpark Parties have agreed to sell Newpark’s environmental services business to the Purchaser. Newpark’s environmental services business provides environmental services in the oil and gas industry including the receiving, collecting, transferring, processing and disposal of wastes generated in the oil and gas industry including waste that is contaminated with crude oil, petroleum products, petrochemicals and naturally occurring radioactive materials. The environmental services business also receives, collects, transfers, processes and disposes of nonhazardous industrial wastes and other nonhazardous wastes generated by refiners, manufacturers, service companies and industrial municipalities. The environmental services business is comprised of the following entities within Newpark’s affiliated group: Newpark Environmental Services, LLC (“NES”) and Newpark Environmental Management Company, L.L.C. (“NES Management”). The transaction is structured as a sale of the outstanding equity interests in NES and NES Management.

Under the terms of the Purchase Agreement, the cash consideration payable at closing is $100 million (the “Cash Consideration”), subject to a working capital adjustment. A portion of the Cash Consideration ($8 million) will be held in escrow and released pursuant to the terms of an escrow agreement to be entered into in connection with the closing of the transaction by and between the Newpark Parties, the Purchaser and an escrow agent.

The Purchase Agreement contains negotiated representations, warranties and covenants by both the Newpark Parties and the Purchaser which are believed to be customary for transactions of this kind. The Purchase Agreement contains agreements relating to the operation of the business in the ordinary course pending the closing and other matters relating to the parties’ obligations prior to and after the closing. In this regard, Newpark agrees that it will not engage in a competitive business for a period starting on the closing date of the transaction and ending at the earlier of the fifth anniversary following the closing or a change of control at Newpark.

The Purchase Agreement provides that the Purchaser will indemnify the Newpark Entities for certain environmental liabilities associated with the business and otherwise contains indemnification provisions which are believed to be customary for transactions of this type. The parties’ respective indemnity obligations relating to certain representations and warranties contained in the Purchase Agreement only apply with respect to aggregate liabilities in excess of specified thresholds, are subject to caps and are only effective for specified periods of time.

The parties’ obligations to consummate the transaction are subject to customary conditions, including governmental regulatory approvals. The Purchase Agreement provides for a $5 million reverse-termination fee which will be payable to Newpark if the Purchase Agreement is terminated under certain circumstances.

The foregoing description is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to Newpark’s Form 10-Q for the quarter ending March 31, 2014.

A copy of the press release announcing the execution of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 1.01.

Item 9.01     Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2014	NEWPARK RESOURCES, INC.

	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 11, 2014.